EXHIBIT 99



FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com
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News Media Contact:                         Investor Contact:
Ralph DiNicola                              Kurt Turosky
(330) 384-5939                              (330) 384-5800



                   FirstEnergy Chairman and CEO H. Peter Burg

          FirstEnergy Corp. reported that Chairman and Chief Executive Officer
H. Peter Burg, 57, passed away today. Mr. Burg had been undergoing treatment for leukemia.

         Acting Chief Executive Officer, President and Chief Operating Officer Anthony J. Alexander said, "Pete was a great leader, a man of integrity and ethics, and an outstanding person who dedicated his life to his family, his company and his community. All of us at FirstEnergy are deeply saddened by the loss of our good friend, and we will miss him. Our thoughts and prayers are with Pete's wife Eileen and their children and grandchildren."

         Mr. Burg served as chairman and chief executive officer of FirstEnergy since May 2002. Under his leadership, FirstEnergy doubled in size to become the nation's fifth largest electric utility system.

         He began his career at Ohio Edison in 1968 as a financial analyst trainee, with subsequent positions including those of associate financial analyst, economic analyst and director of financial studies. He was elected treasurer in 1974, vice president in 1985, senior vice president in 1989 and president in November 1996. He also served as interim president of Ohio Edison's Pennsylvania Power subsidiary from 1994 through 1995.

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         Mr. Burg was named president and chief executive officer of FirstEnergy in April 1999 and elected chairman and chief executive officer in January 2000. Prior to the 1997 merger of Ohio Edison and Centerior Energy, which formed FirstEnergy, Mr. Burg served as president, chief executive officer and chief financial officer of Ohio Edison. He was elected vice chairman and chief executive officer following completion of FirstEnergy's November 2001 merger with GPU, Inc., and to his current positions in May 2002.

         A native of Akron, Mr. Burg received his bachelor of science in Business Administration and master of Business Administration degrees from The University of Akron. He attended the Harvard Graduate School of Business and completed its Program for Management Development. He also received an honorary doctorate in 2003 from The University of Akron.

         Mr. Burg was a tireless supporter of many community and industry organizations. Mr. Burg served as chairman of Team NEO and was a member of the boards of the Ohio Business Roundtable; Akron Tomorrow; Cleveland Tomorrow; Ohio Foundation of Independent Colleges; Catholic Diocese of Cleveland Foundation; Musical Arts Association; Akron Children's Hospital; United Way of Summit County, and the Summit County Chapter of the American Red Cross.

         Mr. Burg's many community awards included the prestigious 2003 American Red Cross National Volunteer Fundraiser of the Year in recognition for his leadership in raising funds to build the new Red Cross Service Center in Akron; The University of Akron's Dr. Frank L. Simonetti Distinguished Business Alumni Award; and The University of Akron Alumni Honor Award.

         Mr. Burg also served as a member of the boards of The Edison Electric Institute; Energy Insurance Mutual; Nuclear Electric Insurance Limited; Nuclear Energy Institute; and Institute of Nuclear Power Operators.

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